Exhibit 2.18

SECOND AMENDMENT TO

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this “Second Amendment”) is entered into this             day of April, 2013 (“Execution Date”), between CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company (“CELLC”), ARCADIA RESOURCES, L.P., an Oklahoma limited partnership (“AR”), and JAMESTOWN RESOURCES, L.L.C., an Oklahoma limited liability company (“JR”; and, together with CELLC and AR, individually, a “Seller” and, collectively, the “Sellers”), and ENERGY & EXPLORATION PARTNERS, LLC, a Delaware limited liability company (the “Buyer”). The Buyer and the Sellers may be referred to herein collectively as the “Parties”, or individually as a “Party”. Capitalized terms used and not otherwise defined herein will have the meanings given such terms in the Amended and Restated Purchase and Sale Agreement entered into by the Parties on October 8, 2012 (the “Agreement”), as amended by the First Amendment to Amended and Restated Purchase and Sale Agreement dated December 28, 2012 (the “First Amendment”) (as so amended, the “Amended Agreement”).

WHEREAS, the Parties entered into the Agreement, pursuant to which the Sellers agreed to sell, and the Buyer agreed to purchase, all of the Sellers’ right, title, and interest in and to the Properties;

WHEREAS, the Buyer exercised the Buyer Option and made payment of the Option Payment to CELLC for the benefit of all of the Sellers, and thereby extended the Closing Date to December 14, 2012;

WHEREAS, notwithstanding the Buyer’s inability to close and consummate the transactions contemplated by the Agreement on or before December 14, 2012, the Sellers agreed not to terminate the Agreement under Section 11.1(d) thereof in respect of such failure, and, pursuant to the terms of the First Amendment, the Parties further extended the Closing Date to February 15, 2013, and ratified and further amended the Agreement, all in accordance with the terms and conditions of the First Amendment; and

WHEREAS, notwithstanding the Buyer’s inability to close and consummate the transactions contemplated by the Amended Agreement on or before February 15, 2013, the Sellers desire not to terminate the Amended Agreement under Section 11.1(d) thereof in respect of such failure and, instead, the Parties desire to further extend the Closing Date and to ratify and further amend the Amended Agreement, all in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the Amended Agreement as follows:

1. Extension of Closing Date. The Closing Date will be the Execution Date of this Second Amendment.

2. Delivery of Purchase Price. In lieu of paying the Purchase Price to the Sellers at Closing solely in cash by wire transfer of immediately available funds as set forth in Sections 2.10 and 8.1.1 of the Amended Agreement, the Buyer will, instead, deliver at Closing: (a) to CELLC, a promissory note payable to CELLC (for the benefit of all of the Sellers) in an original principal amount equal to EIGHTEEN MILLION DOLLARS ($18,000,000.00) in the form attached hereto as Exhibit “F” (the “Promissory Note”); and (b) to each Seller, its pro rata portion of the remainder of the Purchase Price in cash (as adjusted as shown in the Closing Statement, less such Seller’s pro rata portion of each of the Deposit, the Option Payment, and the Promissory Note) by wire transfer of immediately available funds (the “Cash Payment”), which remaining amount, after giving effect to the adjustment set forth in the First Amendment, and after crediting the Buyer for the Deposit, the Option Payment, and the Promissory Note, but prior to any and all further adjustments to be made at Closing in accordance with the Amended Agreement, is SIXTY-THREE MILLION, FIVE HUNDRED THOUSAND DOLLARS ($63,500,000.00).

3. Entire Agreement. The Amended Agreement, as further amended hereby, the other documents to be executed under the Amended Agreement, as further amended hereby, and the exhibits and schedules thereto, as amended hereby, constitute the entire agreement between the Parties with respect to the subject matter thereof, and there are no other agreements, understandings, warranties, or representations except as set forth herein and therein. In the event of a conflict between the terms of this Second Amendment and the terms of the Amended Agreement, the terms of this Second Amendment will control.

4. Counterparts; Facsimiles, Electronic Transmission. This Second Amendment may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one amendment. The execution and delivery of this Second Amendment by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which will be binding upon all Parties.

5. Ratification. Each Seller and the Buyer hereby adopts, ratifies, and confirms the Amended Agreement, as further amended hereby, and declares the Amended Agreement, as further amended hereby, to be in full force and effect. All references to the Amended Agreement shall be considered to be references to the Amended Agreement as further amended by this Second Amendment, and, as amended hereby, the Amended Agreement shall remain in full force and effect.

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SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Sellers have executed this Second Amendment effective as of the Execution Date.

SELLERS:

CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company

By:	/s/ Douglas J. Jacobson
Douglas J. Jacobson, Executive Vice President

ARCADIA RESOURCES, L.P., an Oklahoma limited partnership

By:	/s/ Scott R. Mueller
Scott R. Mueller, Chief Financial Officer

JAMESTOWN RESOURCES, L.L.C., an Oklahoma limited liability company

By:	/s/ Scott R. Mueller
Scott R. Mueller, Chief Financial Officer

SIGNATURE PAGE TO SECOND AMENDMENT TO AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the Buyer has executed this Second Amendment effective as of the Execution Date.

BUYER:

ENERGY & EXPLORATION PARTNERS, LLC, a Delaware limited liability company

By:	/s/ Brian C. Nelson
Brian C. Nelson Chief Financial Officer and Executive Vice President

SIGNATURE PAGE TO SECOND AMENDMENT TO AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT